China Intelligence Information Systems, Inc. Announces to Appoint Two New Independent Directors and Establishes Corporate Governance Committees

China Intelligence Information Systems, Inc., (OTCBB: IICN) a leading virtualization solution provider in China, today announces that Mr. Xiaodong Ding and Mr. Ruzhi Xu have been appointed as the members of its Board of Directors. Meanwhile, the Board also authorized to establish the Audit Committee, Nomination Committee and Compensation Committee.

Mr. Xiaodong Ding has served as the associate professor in the Accounting College of Shandong Finance Institute since 1988. Mr. Ding graduated from the Central University of Finance and Economics in 1988 with a master degree and majored in Foreign Financial Accounting. As the financial expert, Mr. Ding has been appointed as the chairman of Audit Committee and the member of Compensation Committee.

Mr. Ruzhi Xu has served as the Dean of the Computer Information Engineering College of Shandong Finance Institute and also as the chief professor of the College since 2004.  Mr. Xu earned his engineering master’s degree from Xi’an Jiaotong University in 1991 and a doctorate from Shanghai Fudan University in 2004. Mr.Xu’s primary areas of concentration are software engineering; cloud computing and management operating system. His comprehensive experience working in both the university and in software enterprises for over 10 years has provided him with expertise in the operation of intellectual technology enterprises. He has been appointed as the member of Nomination Committee and member of Compensation Committee.

Since 2003, Mr. Xu published more than 50 papers on well-known journals such as Journal of Computational Information Systems and IEEE Computer Society Press, and over 30 of these articles have been retrieved by the three biggest international searching systems (SCI, EI and ISTP). Mr. Xu also published two academic books, and obtained several governmental awards for his achievements in computing and information technology fields.

"It is our pleasures to have the two new directors join our Board of Directors and especially that Mr. Ding become Chairman of our Audit Committee. We anticipate that his experience and wide-ranging knowledge of finance, along with his in-depth understanding of U.S. and Chinese capital markets, will prove to be essential  to CIISI. said Mr. Kunwu Li, the president and CEO of China Intelligence Information Systems, Inc., "We look forward to Mr.Ding helping us improve our corporate oversight and governance policies, increasing our transparency to the investment community. And we also would like Mr.Xu will bring us with the first hand information in information technology and cloud computing fields and provide invaluable proposals on our business development. The appointment of these two Independent Directors also brings CIISI a step closer to meeting the requirements for being listed on a senior US stock exchange."

On January 11, 2011, CIISI’s Board of Directors established the following standing committees: Audit, Nomination and Compensation and Corporate Governance. The members of each of these committees are comprised of:

Audit Committee: Xiaodong Ding (Chairman), Yanli Jiang and Yinyi Xu;
Nomination Committee: Yinyi Xu (Chairman), Ruzhi Xu and Kaili Kan
Compensation Committee: Yanli Jiang (Chairman), Ruzhi Xu and Xiaodong Ding

About China Intelligence Information Systems, Inc.

China Intelligence Information Systems, Inc. (CIISI) offers virtualization technology application and cloud computing products in the People's Republic of China through its wholly owned subsidiary Jinan Yinquan Technology Co., Ltd and Beijing PowerUnique Technologies, Co., Ltd. Through the two subsidiaries, CIIS is well positioned to take full advantage of the tremendous economic growth currently being experienced in China. The Company is currently marketing its integrated virtualization solutions and services in China and at this time is in the testing stages of other Information Technology products.  More information can be found www.ciisi.com.

About Virtualization Technology

Virtualization is a proven software technology that is rapidly transforming the IT landscape and fundamentally changing the way people compute.

Today's powerful x86 computer hardware was originally designed to run only a single operating system and a single application, but virtualization breaks that boundary, making it possible to run multiple operating systems and multiple applications on the same computer at the same time, increasing the utilization and flexibility of hardware.

Virtualization is a technology that can benefit anyone who uses a computer, from IT professionals and Mac enthusiasts to commercial businesses and government organizations. Millions of people around the world use virtualization to save time, money and energy while achieving more with the computer hardware they already own.

About Cloud Computing

Cloud computing is a general term for anything that involves delivering hosted services over the Internet. These services are broadly divided into three categories: Infrastructure-as-a-Service (IaaS), Platform-as-a-Service (PaaS) and Software-as-a-Service (SaaS). The name cloud computing was inspired by the cloud symbol that's often used to represent the Internet in flowcharts and diagrams.

A cloud service has three distinct characteristics that differentiate it from traditional hosting. It is sold on demand, typically by the minute or the hour; it is elastic -- a user can have as much or as little of a service as they want at any given time; and the service is fully managed by the provider (the consumer needs nothing but a personal computer and Internet access). Significant innovations in virtualization and distributed computing, as well as improved access to high-speed Internet and a weak economy, have accelerated interest in cloud computing

Safe Harbor Statement

Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

For more information please contact
China Intelligence Information Systems, Inc. Investor Contacts:
Michelle Wong, +86-531-5558-5742, michellewong@yinquan.cn